EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 14, 2007, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Merix Corporation on Form 10-K for the year ended May 26, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Merix Corporation on Form S-8 (Nos. 33-87344, 333-76367 and 333-59672) and on Form S-3 (Nos. 333-132857, 333-90374, 333-111740, 333-112288 and 333-32616).

/s/ GRANT THORNTON LLP

Portland, Oregon

August 14, 2007